As filed with the Securities and Exchange Commission on May 17, 2001
                                                      Registration No. 333-60664
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                                ADSTAR.COM, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                                               22-3666899
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                         4553 Glencoe Avenue, Suite 325
                        Marina del Rey, California 90292
    (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                                   ----------

                                 LESLIE BERNHARD
                      President and Chief Executive Officer
                         4553 Glencoe Avenue, Suite 325,
                        Marina del Rey, California 90292
                                 (310) 577-8255
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                                   ----------

                                   Copies to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-8040
                           (212) 838-9190 (Facsimile)

                                   ----------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

----------



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The fees and expenses we incurred in connection with the offering are payable by us and, other than registration, filing and listing fees, are estimated as follows:

SEC registration fee..............................................       $   336
Nasdaq SmallCap Market listing fee................................             *
Accounting fees and expenses......................................        10,000
Legal fees and expenses...........................................        15,000
Miscellaneous expenses............................................             *
                                                                         -------

      Total.......................................................       $30,000
                                                                         =======

----------
*     To be provided by amendment.

Item 16. Exhibits

Exhibit No.                           Description
-----------                           -----------
4.1           Specimen Stock Certificate (1)
4.2 Form of 5-year warrant issued in the Private Placement of units on April 6, 2001 (4)*

5.1           Opinion of Morse; Zelnick, Rose & Lander, LLP *

10.1          1999 Stock Option Plan (1)
10.4          Employment Agreement between AdStar and Leslie Bernhard (1)
10.5          Employment Agreement between AdStar and Eli Rousso (1)
10.6 Memorandum of Agreement between AdStar and CareerPath.com LLC dated March 11, 1999(1)
10.7 Distribution and Service Agreement dated February 9, 1999 by and between AdStar and PowerAdz (1)
10.8 Distribution and Service Agreement dated November 19, 1998 by and between AdStar and AdOne Classified Network, Inc. (1)
10.9          Agreement dated March 16, 1999 by and between James E. Mann and
              AdStar (1)
10.10 Form of warrant to purchase 16,667 shares of Common Stock issued to Jonathan Cohen and Ronald Posner (1)
10.12 Loan and Subscription Agreement dated July 13, 1999 by and between AdStar and Interequity Capital Partners L.P. (1)
10.13 Form of Subscription Agreement for 12% Convertible Subordinated Unsecured Promissory Note (1)
10.14         Form of 12% Convertible Subordinated Unsecured Promissory Note (1)
10.15 Form of Shareholders' Agreement by and among AdStar, its principal stockholders and certain investors (1)

10.16 Employment Agreement dated July 20, 1998 between Adam Left and AdStar and amendment dated July 15, 1999(1)
10.17 Employment Agreement dated as of April 12, 1999 between Michael Kline and AdStar (1)
10.18         Promissory Note issued to Paulson Capital Corporation (1)
10.19 Distribution and Service Agreement dated as of September 3, 1999 by and between AdStar and Landon Media Group, Inc. (2)
10.20 Distribution and Service Agreement dated as of August 30, 1999 by and between AdStar and Career Engine (2)
10.21 Distribution and Service Agreement dated as of August 27, 1999 by and between AdStar and CareerPath.com (2)
10.22         INTENTIONALLY LEFT BLANK
10.23 Engagement Agreement, dated March 7, 2000, between RCG Capital Markets Group and AdStar (3)
10.24 First Amendment of Office Lease and Parking License Agreement, dated December 13, 1999, between TIAA Realty, Inc. and AdStar(4)
10.25 Second Amendment of Office Lease and Parking License Agreement, dated March 24, 2000, between TIAA Realty, Inc. and AdStar (3)
10.26         Employment Agreement between AdStar and Jeffrey Baudo(5)
10.27 Letter Agreement between AdStar and Paulson Capital Corporation for the satisfaction of outstanding principal and interest due on $1.1 million note bearing interest at 6% per annum, dated October 21, 1999(5)
10.28 Copy of Agreement, among AdStar and four accredited investors, dated April 6, 2001(5)

23.1          Consent of PricewaterhouseCoopers LLP*
23.2          Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit
              5.1)*
24.1          Power of Attorney (included in signature page)*

----------
                                Notes to exhibits
                                -----------------

*     Filed herewith

(1) Filed as an exhibit with the same number to Registration Statement No. 333-84209, and incorporated herein by reference.
(2) Filed as an exhibit with the same number to Registration Statement No. 333-90649 and incorporated herein by reference.
(3) Filed as an exhibit with the same number to Quarterly Report on Form 10QSB for the period ended March 31, 2000 and incorporated herein by reference.
(4) Filed as an exhibit with the same number to Registration Statement No. 333-43408 and incorporated herein by reference.
(5) Filed as an exhibit with the same number to Annual Report on Form 10KSB for the period ended December 31, 2000 and incorporated herein by reference.

Item 17. Undertakings.

            The undersigned Registrant hereby undertakes to:

            (1) file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a) (3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

            (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of Such securities at that time shall be deemed to be the initial bonafide offering of such securities.

            (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on May 8, 2001.

                                        AdStar.com, Inc.



                                        By: /s/ Leslie Bernhard
                                            -----------------------------------
                                            Leslie Bernhard, President


                                POWER OF ATTORNEY

      ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Bernhard and Stephen A. Zelnick, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 8, 2001.

           Signature                                     Title
           ---------                                     -----


/s/ Leslie Bernhard                     President and Chief Executive Officer
----------------------------------      and Director
Leslie Bernhard


/s/ Cris Hopkins                        Chief Accounting Officer
----------------------------------
Cris Hopkins


/s/ Eli Rousso                          Director
----------------------------------
Eli Rousso


/s/ Jeffery Baudo                       Director
----------------------------------
Jeffery Baudo


/s/ Chris A. Karkenny                   Director
----------------------------------
Chris A. Karkenny


/s/ Thomas Taulli                       Director
----------------------------------
Thomas Taulli


/s/ Arthur Salzfass                     Director
----------------------------------
Arthur Salzfass